Exhibit 99.1

ZOLL Medical Corporation Announces Record Second Quarter Results

Quarterly Revenue Increases 40%; Quarterly EPS Increases 80%

CHELMSFORD, Mass.--(BUSINESS WIRE)--ZOLL Medical Corporation (NasdaqGS: ZOLL), a manufacturer of resuscitation devices and software solutions, today announced revenues for the second quarter of fiscal 2008 of $99,160,000, an increase of 40% compared to revenues in the second quarter of last year. Net income for the quarter was $5,654,000, compared to $3,172,000 in the prior year, an increase of 78%. Diluted earnings per share were $0.27, compared to $0.15 in the prior year. Backlog at the end of the second quarter was approximately $14 million.

Second quarter sales to the North American market increased 40% to $74.6 million, compared to $53.2 million for the comparable prior-year quarter. Sales to the North American hospital market increased 73% to $27.9 million, compared to $16.1 million in the second quarter of last year. Excluding US Military/Big Government sales, North American hospital sales increased 61%. US Military/Big Government sales were $3.7 million, compared to $1.0 million in the prior-year period. Sales to the North American pre-hospital market increased 28% to $41.0 million, compared to $31.9 million in the same period last year. International sales increased 39% to $24.6 million, compared to $17.7 million for the comparable prior-year quarter. Total AutoPulse shipments were $3.4 million in the quarter, compared to $3.3 million in the second quarter of the prior year.

As expected, gross margin was up sharply from the first quarter, and was in line with historical levels. Gross margin for Q2 was 54.1%, slightly higher than the 53.7% gross margin for the prior-year second quarter.

Richard A. Packer, President and Chief Executive Officer of ZOLL, commented, “Overall, Q2 represented another great quarter for ZOLL. We experienced growth in all major parts of our business. We continue to see momentum with the R Series™ product in the North American hospital market. The North American pre-hospital business also did very well with all elements, professional defibrillators, data management software, LifeVest®, AEDs and AutoPulse®, experiencing continued growth. Once again, our International business delivered another solid quarter of growth, with the strongest growth this quarter coming from our direct subsidiaries relative to our business partners/distributors.”

Mr. Packer concluded, “Based on our strength in the first half of fiscal 2008, we believe we will modestly outperform our FY2008 plan. We hope to achieve earnings per share of $1.10 for fiscal 2008, a 10% increase from our original guidance of $1.00 established at the beginning of the fiscal year.”

ZOLL will host a conference call on Wednesday, April 23, 2008 at 10:30 a.m. EDT to discuss its second quarter financial results. This conference call will be accessible on the Company’s home page at www.zoll.com. Recorded replays of this conference call will be available on the web page beginning later that day.

About ZOLL Medical Corporation

ZOLL Medical Corporation is committed to developing technologies that help advance the practice of resuscitation. With products for pacing, defibrillation, circulation (with ZOLL’s See-Thru CPR™ and Real CPR Help® technologies), ventilation, and fluid resuscitation, ZOLL provides a comprehensive set of technologies that help clinicians, EMS professionals, and lay rescuers resuscitate sudden cardiac arrest or trauma victims. ZOLL also designs and markets software that automates the documentation and management of both clinical and non-clinical information.

ZOLL markets and sells its products in more than 140 countries. The Company has direct operations, distributor networks, and business partners throughout the U.S., Canada, Latin America, Europe, the Middle East and Africa, Asia, and Australia. For more information, visit www.zoll.com or call +1 (978) 421-9655.

Certain statements contained in this press release, including statements regarding the anticipated development of the Company's business, our belief regarding business growth and future performance, and other statements contained herein regarding matters that are not historical facts, are “forward-looking” statements (as defined in the Private Securities Litigation Reform Act of 1995). Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, those factors discussed in the section entitled “Risk Factors” in the Company's Quarterly Report on Form 10-Q filed with the SEC on February 5, 2008. You should not place undue reliance on the forward-looking statements in this press release, and the Company disavows any obligation to update or supplement those statements in the event of any changes in the facts, circumstances, or expectations that underlie those statements.

©2008 ZOLL Medical Corporation. All rights reserved. 269 Mill Road, Chelmsford, MA 01824-4105. R Series and See-Thru CPR are trademarks, and AutoPulse, LifeVest, Real CPR Help and ZOLL are registered trademarks, of ZOLL Medical Corporation. All trademarks are property of their respective owners.

ZOLL MEDICAL CORPORATION CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands)

	March 30, 2008	September 30, 2007
ASSETS
Current assets:
Cash and cash equivalents	$26,995	$37,631
Short-term investments	18,205	19,767
Accounts receivable, net	81,021	78,086
Inventory	63,073	57,929
Prepaid expenses and other current assets	12,422	11,809
Total current assets	201,716	205,222
Property and equipment, net	35,009	32,504
Other assets, net	83,576	81,712
	$320,301	$319,438
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$18,337	$21,860
Accrued expenses and other liabilities	55,457	61,792
Total current liabilities	73,794	83,652
Total stockholders’ equity	246,507	235,786
	$320,301	$319,438

ZOLL MEDICAL CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except per share data)

	Three Months Ended		Six Months Ended
	March 30, 2008	April 1, 2007	March 30, 2008	April 1, 2007
Net sales	$99,160	$70,839	$192,175	$137,434
Cost of goods sold	45,522	32,820	93,392	63,437
Gross profit	53,638	38,019	98,783	73,997
Expenses:
Selling and marketing	28,420	20,855	53,548	41,624
General and administrative	8,119	6,515	15,729	12,691
Research and development	8,549	6,633	16,381	13,016
Total expenses	45,088	34,003	85,658	67,331
Income from operations	8,550	4,016	13,125	6,666
Other income	285	902	678	1,563
Income before taxes	8,835	4,918	13,803	8,229
Tax expense	3,181	1,746	4,969	2,705
Net income	$5,654	$3,172	$8,834	$5,524
Earnings per share:
Basic	$0.27	$0.16	$0.43	$0.28
Diluted	$0.27	$0.15	$0.42	$0.27
Weighted average common shares:
Basic	20,782	20,310	20,747	20,043
Diluted	21,208	20,919	21,142	20,551

CONTACT:
ZOLL Medical Corporation
A. Ernest Whiton, 978-421-9655
Chief Financial Officer